SUPERVISORY AGREEMENT

This Supervisory Agreement (Agreement) is made this 10th day of December, 2010, by and through the Board of Directors (Board) of Atlantic Coast Federal, MHC, Waycross, Georgia,  OTS Docket No. H-3882 (Holding Company) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Southeast Region (Regional Director);
WHEREAS, the OTS, pursuant to 12 U.S.C. § 1818, has the statutory authority to enter into and enforce supervisory agreements to ensure the establishment and maintenance of appropriate safeguards in the operation of the entities it regulates; and
WHEREAS, the OTS is the primary Federal regulator of the Holding Company pursuant to the Home Owners’ Loan Act (HOLA), 12 U.S.C. §§ 1461 et seq., and is the Holding Company’s appropriate Federal banking agency for purposes of the Federal Deposit Insurance Act (FDIA), 12 U.S.C. §§ 1811 et seq.; and
WHEREAS, based on its July 12, 2010 report of examination of the Holding Company (2010 Examination), the OTS finds that the Holding Company has engaged in unsafe or unsound practices and/or violations of law or regulation; and
WHEREAS, in furtherance of their common goal to ensure that the Association addresses the unsafe or unsound practices and/or violations of law or regulation identified by the OTS in the 2010 Examination, the Association and the OTS have mutually agreed to enter into this Agreement; and
           WHEREAS, on December 9, 2010, the Association’s Board, at a duly constituted meeting, adopted a resolution (Board Resolution) that authorizes the Association to enter into this Agreement and directs compliance by the Association and its directors, officers, employees, and other institution-affiliated parties with each and every provision of this Agreement.

Atlantic Coast Federal, MHC
Supervisory Agreement

NOW THEREFORE, in consideration of the above premises, it is agreed as follows:
Business Plan.
1.           Within sixty (60) days, the Holding Company shall submit an updated comprehensive business plan for calendar years 2011 and 2012 (Business Plan) that addresses all corrective actions in the 2010 Examination relating to the Holding Company’s business operations to the Regional Director for review and non-objection.  At a minimum, the updated Business Plan shall conform to applicable laws, regulations, and regulatory guidance and include:
(a)           consideration of the corrective actions and requirements related to the business operations of the Holding Company’s wholly owned savings association subsidiary, Atlantic Coast Bank, Waycross, Georgia, OTS Docket No. 17022 (Association);
(b)           the Holding Company’s plans to improve the core earnings of and achieve profitability on a consistent basis for the Holding Company and the Association throughout the term of the Business Plan;
(c)           detailed strategies for monitoring and maintaining the Association’s compliance with applicable regulatory capital requirements, satisfying the Association’s liquidity needs and ensuring the adequacy of the Association’s financial and human capital resources to implement its Business Plan; and
(d)           consideration of the requirements of this Agreement.
Thereafter, the Holding Company shall submit an updated one year Business Plan at least ninety (90) days prior to the end of each calendar year.
2.           Upon receipt of written notification of non-objection from the Regional Director, the Holding Company shall implement and adhere to the Business Plan.  A copy of the Business Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within twenty (20) days after the Board meeting.

Atlantic Coast Federal, MHC
Supervisory Agreement

3.           Any material modifications1 to the Business Plan must receive the prior written non-objection of the Regional Director.  The Holding Company shall submit proposed material modifications to the Regional Director at least thirty (30) days prior to implementation.
4.           Within forty-five (45) days after the end of each quarter, beginning with the Quarter ending March 31, 2011, the Board shall review quarterly variance reports on the Holding Company’s compliance with the Business Plan (Variance Reports).  The Variance Reports shall:
(a)           identify variances in the Holding Company’s actual performance during the preceding quarter as compared to the projections set forth in the Business Plan;
(b)           contain an analysis and explanation of identified variances; and
(c)           discuss the specific measures taken or to be taken to address identified  variances.
5.           A copy of the Variance Reports and Board meeting minutes shall be provided to the Regional Director within ten (10) days after the Board meeting.
Association Oversight.
6.           Effective immediately, the Holding Company shall ensure the Association’s compliance with the terms of Supervisory Agreement issued by the OTS to the Association effective December 10, 2010.
Transactions with Affiliates.
7.           Effective immediately, the Holding Company shall not engage in any transactions with the Association unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3).  The Holding Company shall ensure that any transaction with the Association complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.

1 A modification shall be considered material under this Section of the Order if the Holding Company plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material modification.

Atlantic Coast Federal, MHC
Supervisory Agreement

Dividends.
8.           Effective immediately, the Holding Company shall neither accept nor request that the Association make or pay any dividends or other capital distributions, as that term is defined in 12 C.F.R. § 563.141, or commit to make or pay dividends or any other capital distributions, without receiving the prior written non-objection of the Regional Director.  The Holding Company’s written request for non-objection shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend payment or distribution of capital.
9.           Effective immediately, the Holding Company shall not declare or pay any dividends or other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without the prior written non-objection of the Regional Director.  The Holding Company’s written request for non-objection shall be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed dividend payment or distribution of capital.
Debt Limitations.
10.           Effective immediately, the Holding Company shall not incur, issue, renew, or rollover any debt or debt securities, increase any current lines of credit, guarantee the debt of any entity, or otherwise incur any additional debt without receiving the prior written non-objection of the Regional Director.  All written requests to the Regional Director shall include, at a minimum, a statement regarding the purpose of the debt, the terms of the debt, the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.  The Holding Company’s written request for non-objection shall be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed debt issuance, renewal, or rollover; the proposed increase in any current lines of credit; the proposed guarantee of the debt of any entity; or any other incurrence of additional debt.

Atlantic Coast Federal, MHC
Supervisory Agreement

Golden Parachute and Indemnification Payments.
11.           Effective immediately, the Holding Company shall not make any golden parachute payment2 or prohibited indemnification payment3 unless, with respect to each such payment, the Holding Company has complied with the requirements of 12 C.F.R. Part 359.
Directorate and Management Changes.
12.           Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers4 set forth in 12 C.F.R. Part 563, Subpart H.
Employment Contracts and Compensation Arrangements.
13.           Effective immediately, the Holding Company shall not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Holding Company, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction.  The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites.  The Board shall ensure that any contract, agreement or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 – Appendix A, and the Interagency Guidance on Sound Incentive Compensation Policies contained in OTS Chief Executive Officer Memorandum No. 354.

2 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

3 The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).

4 The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

Atlantic Coast Federal, MHC
Supervisory Agreement

Effective Date.
14.           This Agreement is effective on the Effective Date as shown on the first page.
Duration.
15.           This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
16.           Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.
Submissions and Notices.
17.           All submissions to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.
18.           Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(a)	To the OTS:
Regional Director
Office of Thrift Supervision
1475 Peachtree St., NE
Atlanta, Georgia 30309

Atlantic Coast Federal, MHC
Supervisory Agreement

(b)	To the Association
Atlantic Coast Federal, MHC
Board of Directors
c/o Charles E. Martin, Jr., Chairman
12724 Gran Bay Parkway
Suite 150
Jacksonville, Florida 32258

No Violations Authorized.
19.           Nothing in this Agreement shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.
OTS Authority Not Affected.
20.           Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
21.           The Association acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph [xx] above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.
Miscellaneous.
22.           The laws of the United States of America shall govern the construction and validity of this Agreement.

Atlantic Coast Federal, MHC
Supervisory Agreement

23.           If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
24.           All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.
25.           The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
26.           The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
Enforceability of Agreement.
27.           This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.
Signature of Directors/Board Resolution.
28.           Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance and execution of the Agreement.  This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting.  A copy of the Board Resolution authorizing execution of this Agreement shall be delivered to the OTS, along with the executed original(s) of this Agreement.

Atlantic Coast Federal, MHC
Supervisory Agreement

WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Association, hereby execute this Agreement.

	ATLANTIC COAST BANK		OFFICE OF THRIFT SUPERVISION
Waycross, Georgia

By:	/s/ Chares E. Martin, Jr.	By:	/s/ James G. Price
	Charles E. Martin, Jr.		James G. Price
	Chairman		Regional Director, Southeast Region

Director Signatures

/s/ Forrest W. Sweat, Jr.		/s/ Robert J. Larison, Jr.
Forrest W. Sweat, Jr., Director		Robert J. Larison, Jr., Director

/s/ Thomas F. Beeckler		/s/ Frederick D. Franklin, Jr.
Thomas F. Beeckler, Director		Frederick D. Franklin, Jr., Director

/s/ W. Eric Palmer		/s/ Robert J. Smith
W. Eric Palmer, Director		Robert J. Smith, Director

/s/ H. Dennis Woods
H. Dennis Woods, Director

Atlantic Coast Federal, MHC
Supervisory Agreement